COMMON STOCK RESALE AND RIGHT
                              OF FIRST REFUSAL AGREEMENT


       This Common Stock Resale and Right of First Refusal Agreement ("the Resale Agreement") is made this 13th day of August, 1997 by and among L.E. Smith ("Smith"), Dan Page ("Page"), J. Eric
Hendrickson ("Hendrickson"), and Herb Newton (collectively "SPHN") and Patricia Anderson-Lasko ("Anderson").

       WHEREAS, concurrent with the date hereof, Smith, Page, Hendrickson and Newton are purchasing certain shares of the common stock, par value $.01 per share, of Innovo Group Inc.("IGI") pursuant to a Stock Purchase Agreement (the "Acquisition
Agreement"); and

       WHEREAS, Anderson has previously acquired 4 million shares of IGI common stock ("the Award Shares") as the result of her exercise of a stock purchase right awarded to her by IGI in February, 1997; and

       WHEREAS, as a condition to the purchase referred to in the Acquisition Agreement, SPHN has requested to obtain from Anderson certain restrictions on the resale of the Award Shares and certain rights to purchase the Award Shares; and

       WHEREAS, Anderson, as an inducement to the purchase referred to in the third preceding paragraph, is willing on the terms and conditions set forth herein to grant to SPHN and to IGI (which is deemed an intended third party beneficiary of this Resale Agreement) certain restrictions on the resale of the Award Shares and certain rights to purchase the Award Shares;

       NOW, THEREFORE, SPHN and Anderson agree as follows:

                                       Agreement

       1. Restriction on Resale of Award Shares. Anderson hereby agrees that until the later of (i) ninety (90) days following the date of termination of Anderson's employment or other affiliation (other than an affiliation resulting merely from her ownership of shares of common stock) with the Company or (ii) one year from the date hereof, she will not offer for sale or sell any of the Award Shares without obtaining as to each offer and sale the written permission of SPHN; provided, however, that this restriction shall not apply to:

             (a) offers and sales of the Award Shares up to an aggregate of 500,000 Award Shares during each six month period commencing with the six month period that begins on the first anniversary of this Resale Agreement:

             (b) offers and sales affected through privately negotiated transactions, provided, that the purchaser in such privately negotiated transaction agrees, with respect to any Award Shares acquired in such transaction, to be bound by the terms of this Resale Agreement (including an allocation of such portion of the 500,000 share limitation set forth in Section 1(a) as Anderson and such purchaser may agree to, between themselves, in the negotiation of such transaction) for the remaining term of this Resale Agreement (a "Private Sale"); and

             (c) a sale of the any of the Award Shares in response to an offer made generally to all stockholders of IGI in connection with a proposed or intended acquisition of a controlling interest in IGI ("a Merger Offer").

       2. Right of First Refusal on Purchase of Award Shares. Anderson hereby grants, first to SPHN and then to IGI, the right ("the Right") to purchase any of the Award Shares that she offers or intends to offer for sale other than pursuant to a Merger Offer. The Right shall entitle SPHN first, and then IGI to the extent the Right is not exercised by SPHN, to purchase Award Shares, when and if Award Shares are offered by Anderson, on the following terms ("the First Refusal Price"):

             (a) With respect to any offer or sale which Anderson proposes to make ("a Proposed Sale") except for a Proposed Sale which is a Private Sale or is in response to a Merger Offer, the First Refusal Price shall be a per share price equal to the average closing sale price, as reported on the NASDAQ SmallCap market or on such other market of exchange as at that time may be the primary trading market for the IGI common stock, for the five trading days that follow the receipt by SPHN of the notice of Proposed Sale
("the Proposed Sale Notice") delivered to SPHN by Anderson pursuant to Section 3(a) below; and

             (b) With respect to a Proposed Sale that is a Private Sale, the First Refusal Price shall be the lesser of (i) the price set forth in Section 2(a) above, or (ii) the price contained in the Proposed Sale Notice.

       3.    Notice of Proposed Sale; Exercise of the Right.

             (a) At any time as Anderson determines to offer and sell any of the Award Shares (Anderson having no obligation to so determine), she shall first deliver to SPHN and to IGI a Proposed
Sale Notice. The Proposed Sale Notice shall be delivered to SPHN not less than ten (10) business days before Anderson proposes to
(i) place an order for the sale of any of the Award Shares, or (ii) sell, in a Private Sale, any of the Award Shares. The Notice of Proposed Sale shall set forth the number of Award Shares Anderson proposes to offer or sell ("the Offered Shares"), the manner (i.e., a market transaction or a private sale) in which Anderson proposed to sell the Offered Shares, the date on which Anderson proposes to offer or sell the Offered Shares, and, in the case of a Private
Sale, the identity of the proposed purchaser of the Offered Shares and the per share price and other terms or conditions of the Proposed Sale. If, at the time of the delivery of the Proposed Sale Notice, the reoffer or resale of the Offered Shares is the subject of an effective registration statement filed under the Securities
Act of 1933 ("the 1933 Act"), Anderson shall also deliver to SPHN the prospectus constituting a part of such registration statement.
In the case of a Private Sale, the proposed purchaser shall be a bonafide purchaser, and the proposed price shall be made in an arms length transaction.

             (b) Within three (3) business days after the receipt of the Proposed Sale Notice, SPHN and IGI shall deliver to Anderson a notice ("the Response Notice") indicating whether SPHN, first, and then IGI elects to exercise the Right and the number of Offered
Shares each elects to purchase (the "Exercised Shares"). SPHN and IGI may, in aggregate, exercise the Right: (i) for only all of the Offered Shares in the case of a Proposed Sale that is a Private
Sale or in response to a Merger Offer; or (ii) for any number of Offered Shares, up to the total number of Offered Shares, in the case of any other type of proposed sale. The failure of SPHN or IGI to deliver a Response Notice within the time period set forth in this subsection (b) shall be deemed an election by SPHN or IGI not to exercise the Right with respect to the Offered Shares.

             (c) To the extent that SPHN and IGI indicate in the Response Notice that they do not intend to exercise the Right with respect to Offered Shares, Anderson shall, upon receipt of the Response Notice, be free to proceed with the Proposed Sale as described in, or on terms essentially the same as described in, the Proposed Sale Notice.

             (d) To the extent SPHN and IGI elect to exercise the Right with respect to Offered Shares, SPHN and IGI shall deliver to Anderson within ten (10) business days of the delivery of the Response Notice payment for the Exercised Shares, at the First Refusal Price, in immediately available funds in the form of a cashier's check, wire transfer, or such other form of payment as Anderson may agree to, and Anderson shall deliver to SPHN and IGI certificates for the Exercised Shares, endorsed to SPHN or IGI as to the number of Exercised Shares being purchased by each, together with appropriate stock powers. The failure of SPHN or IGI to deliver such payment within the time period set forth in this subsection (d) shall be deemed a forfeiture of the Right with respect to the Exercised Shares, and Anderson shall be free to proceed with the Proposed Sale of the Exercised Shares as described in, or on terms essentially the same as described in, the Proposed Sale Notice.

       4. Restricted Securities. The Award Shares, to the extent not the subject of an effective registrations statement, if offered and sold, must be offered and sold in a transaction that is exempt from registration under Sections 4(1) and /or 4(2) of the 1933 Act (such shares referred to herein as the "Restricted Shares"). As a result, the Restricted Shares will constitute "restricted securities" as that term is defined under the 1933 Act.
Accordingly, the Restricted Shares may not be resold, in whole or in part, unless they are the subject of registration under the 1933 Act and any applicable state securities laws, or there is available an exemption from such registration. A legend, as follows, will be placed on any certificate or certificates representing the Restricted Shares:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION PROVIDED BY SECTION 4(2) OF THE 1933 ACT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES LAWS OF APPLICABLE STATES IN RELIANCE UPON APPLICABLE EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES LAWS OF SUCH STATES. THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE OFFERED FOR SALE, HYPOTHECATED, SOLD OR TRANSFERRED, NOR WILL ANY ASSIGNEE OR TRANSFEREE THEREOF BE RECOGNIZED BY THE COMPANY AS HAVING ANY INTEREST IN THESE SHARES, IN THE ABSENCE OF (i) AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THE SHARES UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS OR (ii) COMPLIANCE WITH APPLICABLE EXEMPTIONS FROM REGISTRATION UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS. THE COMPANY MAY, IF IT DEEMS APPROPRIATE IN ITS SOLE DISCRETION, REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT THE OFFER, SALE, HYPOTHECATION OR TRANSFER OF THESE SHARES IS EXEMPT FROM REGISTRATION UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS.

       5.    Representations and Warranties of SPHN.

             Each of Smith, Page, Hendrickson and Newton represents as to himself the following:

             (a) Each of Smith, Page, Hendrickson and Newton have the full power and authority to enter into this Resale Agreement and have taken all action or will use their best efforts to take all action, personal, corporate and otherwise, necessary to authorize the execution, delivery and performance of this Resale Agreement, the completion of the transaction contemplated hereby and the execution and delivery on behalf of SPHN of any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Resale Agreement.

             (b) No consent or approval of any court, governmental agency or other public authority, or of any other person, corporation or entity with any actual or alleged interest is required as a condition to (i) the validity or enforceability of this Resale Agreement of any other instruments to be executed by SPHN to effectuate this Resale Agreement, or (ii) the completion or validity of any of the transactions contemplated by this Resale Agreement. This Resale Agreement has been properly executed and delivered by SPHN and constitutes the valid and legally binding agreement of SPHN and is enforceable against Smith, Page, Hendrickson and Newton in accordance with its terms.

             (c) No fees or commissions are payable by SPHN by virtue or in connection with the transaction contemplated by this Resale
Agreement.

             (d) Smith, Page, Hendrickson and Newton are purchasing the Shares for their own respective accounts, with the intention of holding such Shares for investment and not with the intention of participating, directly or indirectly, in any resale or distribution of the Shares.

             (e) Each of Smith, Page, Hendrickson and Newton is an "accredited investor" as that term is defined in Regulation D under the 1933 Act and each of the Purchasers has (i) such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in the Shares,
(ii) had such risk explained to him and has determined that such investment is suitable in view of his financial circumstances and available investment opportunities, (iii) sufficient net worth and income to bear the economic risk of losing this entire investment, and (iv) no current need for liquidity of the investment and no reason to anticipate any change in his financial circumstances which may cause or require any sale, transfer or other distribution of the Shares.

             (f) SPHN has received and carefully reviewed IGI's Annual Report on Form 10-K for the year ended November 30, 1996, its Quarterly Report on Form 10-Q for the period ended February 28, 1997, its Quarterly Report on Form 10-Q for the period ended May 31, 1997, its Form 8-K dated March 14, 1997, proxy statement as filed March 5, 1997, and a statement of "Risk Factors" prepared by IGI (the "Company Materials") and such additional IGI records and information regarding historical and proposed operations as SPHN or their advisers have requested. SPHN further understand that the information provided by IGI to SPHN was compiled by IGI and has not been independently reviewed or verified in any manner. Smith, Page, Hendrickson and Newton have each had a reasonable opportunity to ask questions of and receive answers from IGI concerning IGI and all such questions, if any, have been answered to the full satisfaction of SPHN. Except as set forth in the Company Materials or in the representations and warranties contained in the Acquisition Agreement, no representations or warranties have been made to SPHN by IGI or any agent, employee or affiliate of IGI, SPHN are relying only on the Company Materials and the results of their own investigation in deciding to acquire any Restricted Shares and no information from such investigation contradicts the Company Materials in any material respect.

             (g) Smith, Page, Hendrickson and Newton understand that any Restricted Shares would be transferred to them in reliance on specific exemptions from the registration requirements of Federal and State securities laws and that Anderson and IGI are relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of each of Smith, Page, Hendrickson and Newton set forth herein in order to determine the applicability of such exemptions and the suitability of Smith, Page, Hendrickson and Newton to acquire any Restricted Shares.
Smith, Page, Hendrickson and Newton further understand that the transfer of any Restricted Shares will not have been the subject of a registration statement filed under the 1933 Act, and as a result will be "restricted securities" as that term is defined under the 1933 Act. Accordingly, any Restricted Shares may not be resold, in whole or in part, unless they are the subject of registration under the 1933 Act and any applicable state securities laws, or there is available an exemption from such registration. A legend, as set forth in Section 4 of this Resale Agreement, will be placed on any certificate or certificates representing any Restricted Shares.

             (h) Each of Smith, Page and Hendrickson represents that he is a resident of the State of Tennessee. Newton represents that he is a resident of the State of Georgia. Each of Smith, Page, Hendrickson and Newton also agrees to cooperate in the filing of a Form D by the Company and in compliance with the requirements of Regulation D.

             (i) All of the representations by Smith, Page, Hendrickson and Newton set forth herein are true as of the date hereof and shall be true as of the date any Restricted Shares are acquired by any of them in a transfer contemplated by this Resale Agreement.

       6.    Representations and Warranties of Anderson.

             (a) Anderson has full power and authority to enter into this Resale Agreement and has taken all action or will use her best effor2ts to take all actions, personal, corporate and otherwise, necessary to authorize the execution, delivery and performance of this Resale Agreement, the completion of the transaction contemplated hereby and the execution and delivery on behalf of Anderson of any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Resale Agreement. Upon delivery of the Exercised Shares, and the payment therefore, good and clear title to the Exercised Shares will pass, free and clear of all restrictions on transfer, liens, encumbrances, security interests and claims whatsoever, to Smith, Page, Hendrickson and Newton.

             (b) No consent or approval of any court, governmental agency or other public authority, or of any other person, corporation or entity with any actual or alleged interest in Anderson is required as a condition to (i) the validity or enforceability of this Resale Agreement of any other instruments to be executed by Anderson to effectuate this Resale Agreement, or
(ii) the completion or validity of any of the transactions contemplated by this Resale Agreement. This Resale Agreement has been properly executed and delivered by Anderson, and constitutes the valid and legally binding agreement of Anderson and is enforceable against Anderson in accordance with its terms.

             (c) Anderson knows of no outstanding claims against Anderson for taxes which constitute a lien on the Award Shares being offered or sold hereunder.

             (d) No fees or commissions are payable by Anderson by virtue or in connection with the transaction contemplated by this Resale Agreement.

             (e) All of the representations by Anderson set forth herein are true as of the date hereof and shall be true as of the date any Exercised Shares are acquired by any of Smith, Page, Hendrickson and Newton in a transfer contemplated by this Resale
Agreement.

       7. Indemnification. Smith, Page, Hendrickson and Newton and Anderson (each being an "Indemnifying Party") agrees to indemnify and hold harmless each other Party, and its heirs, executors, administrators, assigns, agents and affiliates, as the case may be, from and against any and all losses, damages, liabilities, costs and expenses ("Losses") sustained or incurred as a proximate and foreseeable result of the breach by the Indemnifying Party of, or any misrepresentation or inaccuracy contained in, any representation, warranty or covenant made by the Indemnifying Party herein. The Indemnifying Party shall pay such Losses within 30 days after the receipt of demand for payment., assigns, agents and affiliates, as the case may be, from and against any and all losses, damages, liabilities, costs and expenses ("Losses") sustained or incurred as a proximate and foreseeable result of the breach by the Indemnifying Party of, or any misrepresentation or inaccuracy contained in, any representation, warranty or covenant made by the Indemnifying Party herein. The Indemnifying Party shall pay such Losses within 30 days after the receipt of demand for payment.

       8. Arbitration. Each Party agrees that any controversy or claim by it against another Party arising directly or indirectly out of this Resale Agreement including, without limitation, claims for breach of contract, breach of warranty, claims arising from the purchase or sale of Shares, or claims for fraud, whether due to false representations or failure to disclose, shall be submitted to arbitration pursuant to the Federal Arbitration Act ("FAA") and in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") before a panel of three arbitrators and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction pursuant to the FAA. In arbitration proceedings hereunder, the Parties shall be entitled to any and all remedies that would be available in the absence of this section and the arbitrators, in rendering their decision, shall follow the substantive laws of the State of Delaware. The arbitration of any dispute pursuant to this section shall be held in Atlanta, Georgia. Notwithstanding the foregoing in order to preserve the status quo pending the resolution by arbitration of a claim seeking relief of an injunctive or equitable nature, any party, upon submitting a matter to arbitration as required by this section, may simultaneously or thereafter seek a temporary restraining order or preliminary injunction from a court of competent jurisdiction pending the outcome of the arbitration. The losing Party in an arbitration under this section shall pay all costs and expenses reasonably incurred by the prevailing Party with respect to this arbitration including, but not limited to, reasonable attorneys' fees.

       9.    Miscellaneous.

             (a) Modification; Complete Agreement. This Resale Agreement (i) may only be modified by a written instrument executed by SPHN and Anderson, (ii) sets forth the entire understanding between SPHN and Anderson with respect to the subject matter hereof; and (iii) shall inure to the benefit of, and be binding upon IGI, SPHN and Anderson and their respective heirs, legal representatives and successors.

             (b) Waiver. Any of the terms and conditions of this Resale Agreement which may be lawfully waived may be waived in writing at any time by the Party that is entitled to the benefit thereof. Any waiver of any provision of this Resale Agreement shall be binding only is set forth in an instrument in writing signed on behalf of such Party. No failure to enforce any provision of this Resale Agreement shall be deemed to or shall constitute a waiver of such provision of this Resale Agreement, and no waiver of a provision shall be deemed or constitute a waiver of any other provision of this Resale Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver.

             (c) Governing Law. This Resale Agreement shall be governed by the laws of the State of Delaware applicable to contracts made and to be wholly performed therein.

             (d) Fees and Expenses. Each Party shall bear their own respective expenses in connection with the negotiation and consummation of the transactions contemplated by this Resale
Agreement.

             (e) Transfers and Assignments. Neither this Resale Agreement nor any of the rights of hereunder may be transferred or assigned except as provided herein.

             (f) Gender. Unless the context otherwise requires, all personal pronouns used in this Common Stock Resale and Right of First Refusal Agreement, whether in the masculine, feminine or neuter gender, shall include all other genders.

             (g) Headings. The headings contained in this Resale Agreement are for reference only and shall not affect in any way the meaning of interpretation of this Resale Agreement.

             (h) Severability. Any provision of this Resale Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Resale Agreement invalid, illegal or unenforceable in any other jurisdiction.

             (i) Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (i) on the date delivered personally or by confirmed facsimile as set forth below; (ii) two (2) days after being sent by Express Mail or such other similar service (i.e., Federal Express) and addressed as set forth below; or (iii) four (4) days after being mailed by certified or registered mail, return receipt requested, postage prepaid, and addressed as set forth below, as follows:

       If to Innovo Group:

                           Innovo Group Inc.
                           27 North Main Street
                           Springfield, Tennessee  37172
                           Attn:  Patricia Anderson-Lasko, President
                           Facsimile:  (615) 384-5008

       With a copy to:

                           Sims Moss Kline & Davis LLP
                           400 Northpark Town Center, Suite 310
                           1000 Abernathy Road, N.E.
                           Atlanta, Georgia  30328
                           Attn:  Jerry L. Sims, Esq.
                           Facsimile:  (770) 481-7210

       If to Anderson:
                           Patricia Anderson-Lasko
                           27 North Main Street
                           Springfield, Tennessee  37172
                           Facsimile:  (615) 384-5008

       With a copy to:

                           Sims Moss Kline & Davis LLP
                           400 Northpark Town Center, Suite 310
                           1000 Abernathy Road, N.E.
                           Atlanta, Georgia 30328
                           Attn:  Jerry L. Sims, Esq.
                           Facsimile:  (770) 481-7210

       If to Smith, Page, Hendrickson or Newton:

                           L.E. Smith or Dan Page or J. Eric Hendrickson or Herb Newton
                           c/o Innovo Group Inc.
                           27 North Main Street
                           Springfield, Tennessee  37172
                           Facsimile:  (615) 384-5008

       With a copy to:

                           Jones, Day, Reavis & Pogue
                           303 Peachtree Street, N.E.
                           Suite 3500
                           Atlanta, Georgia  30308-3242
                           Attn:  Lizanne Thomas
                           Facsimile:  (404) 581-8330

or to such other address as a Party shall have designated to the other by like notice.

             (j) Public Announcements. Any and all public announcements concerning the transactions contemplated or completed under this Resale Agreement shall require the approval of IGI and SPHN.

       IN WITNESS WHEREOF, Smith, Page, Hendrickson and Newton and Anderson have executed this Common Stock Resale and Right of First Refusal Agreement on the date first written above.


L.E. Smith                              /s/        L.E. Smith
                                        _________________________
                                        L.E. Smith



Dan Page                                /s/        Dan Page
                                        _________________________
                                        Dan Page



J. Eric Hendrickson                     /s/        J. Eric Hendrickson
                                        _________________________
                                        J. Eric Hendrickson



Herb Newton                             /s/        Herb Newton
                                        _________________________
                                        Herb Newton


Patricia Anderson-Lasko                 /s/        Patricia Anderson-Lasko
                                        _________________________
                                        Patricia Anderson-Lasko